As Filed with the Securities and Exchange Commission on July 20, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	43-1641533
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
490 Villaume Avenue
South Saint Paul, Minnesota 55075
(Address, including zip code, of Principal Executive Offices)
Digital Angel Corporation 2003 Flexible Stock Plan, Stock Awards
(Full title of the plan)
Joseph J. Grillo
490 Villaume Avenue
South Saint Paul, Minnesota 55075
Phone: (651) 455-1621
Fax: (651) 455-0217
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of all correspondence to:
Patricia Petersen
490 Villaume Avenue
South Saint Paul, Minnesota 55075
Phone: (651) 455-1621
Fax: (651) 455-0217
Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed
Title of Each Class	Amount	Maximum	Proposed Maximum	Amount of
of Securities to be	to be	Offering Price	Aggregate	Registration
Registered	Registered (1)	Per Unit	Offering Price	Fee (6) (7)
Common Stock, $0.01 par value per share	1,125,000 shares(2)	(3)	$461,250	$32.89
Common Stock, $0.01 per value per share	12,500 shares(4)	(5)	$5,125	$0.37
Total	1,137,500 shares			$33.26

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (“1933 Act”), to the extent additional shares of common stock of Digital Angel Corporation (the “Registrant”) may be issued or issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions, this registration statement is hereby deemed to cover all of such additional common stock. In addition, pursuant to Rule 416(c) under the 1933 Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	This registration statement registers an additional 1,125,000 shares of the Registrant’s common stock pursuant to the Digital Angel Corporation 2003 Flexible Stock Plan. The Registrant has previously registered 2,225,000 shares of its common stock on October 16, 2009 (File No. 333-162535), 325,000 shares of its common stock on June 29, 2005 (File No. 333-126229) and 325,000 shares of its common stock on September 3, 2004 (File No. 333-118776) pursuant to the Digital Angel Corporation 2003 Flexible Stock Plan. The Registrant will have an aggregate of 4,000,000 shares registered pursuant to the Digital Angel Corporation 2003 Flexible Stock Plan upon effectiveness of this registration statement.

(3)	These shares are offered under the Plan. Pursuant to Rule 457(c) and 457(h)(1) of the 1933 Act, the maximum aggregate offering price is calculated as the product of 1,125,000 shares subject to the Plan and the average of the high ($0.45) and low ($0.36) prices for the common stock as quoted in the Nasdaq Capital Market on July 16, 2010, representing a maximum aggregate offering price of $461,250.

(4)	This registration statement also registers an aggregate of 12,500 shares of the Registrant’s common stock, authorized for issuance under the terms of restricted stock awards granted outside of a plan (“Non-Plan Restricted Stock Award Agreements”) to two directors as inducement for accepting a position on our board of directors. Although the Non-Plan Restricted Stock Award Agreements were granted outside of a plan, the rules and terms are pursuant to the Company’s 1999 Flexible Stock Plan, as amended. Jack R. Block and Michael S. Zarriello were each awarded 50,000 shares of restricted stock on January 25, 2008. The awards have since been adjusted to 6,250 shares each upon effectiveness of the reverse stock split, on the basis of 8 for 1 shares, conducted by the Company on November 10, 2008.

(5)	Pursuant to Rule 457(c) of the 1933 Act, the maximum aggregate offering price is calculated as the product of 12,500 shares issuable upon vesting of the Non-Plan Restricted Stock Award Agreements and the average of the high ($0.45) and low ($0.36) prices for the common stock as quoted in the Nasdaq Capital Market on July 16, 2010, representing a maximum aggregate offering price of $5,125.

(6)	A registration fee of $1,021.50 was paid on September 3, 2004, upon the filing of the Registration Statement on Form S-8 (File No. 333-118776), a registration fee of $1,197.01 was paid on June 29, 2005, upon filing of the Registration Statement on Form S-8 (File No. 333-126229), and a registration fee of $1,469.91 was paid on October 16, 2009, upon filing of the Registration Statement on Form S-8 (File No.333-162535). This registration fee pertains to the additional 1,125,000 shares under the 2003 Flexible Stock Plan and the additional 12,500 shares under Non-Plan Restricted Stock Award Agreements being registered hereunder.

(7)	The registration fee is paid and is on account.

EXPLANATORY NOTE
The Registrant is filing this registration statement on Form S-8 to register an additional 1,125,000 shares of the Registrant’s common stock authorized for issuance under the terms of the Digital Angel Corporation 2003 Flexible Stock Plan, as amended and restated effective January 1, 2005, April 17, 2008, June 20, 2008, July 20, 2009 and as further amended on September 25, 2009, (the “2003 Plan), as approved by the Registrant’s shareholders on June 25, 2010. As permitted by General Instruction E to Form S-8, the following registration statements are hereby incorporated by reference (the “Registration Statements”):
1.	Registration Statement on Form S-8 (File No. 333-118776) filed with the Commission on September 3, 2004;

2.	Registration Statement on Form S-8 (File No. 333-126229) filed with the Commission on June 29, 2005; and

3.	Registration Statement on Form S-8 (File No. 333-162535) filed with the Commission on October 16, 2009.
The Registrant is also registering 12,500 additional shares of the Registrant’s common stock authorized for issuance under Non-Plan Restricted Stock Award Agreements, which reflects an adjustment in connection with the reverse stock split conducted by the Company on November 10, 2008.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *

*	The documents containing the information specified in Part I of Form S-8 will be sent out or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “1933 Act”). Such documents are not required to be filed with the Securities and Exchange Commission (“SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements, pursuant to Rule 424 of the Securities Act. Those documents and the documents incorporated by reference in this Registration Statement, pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed by the Registrant with the SEC are incorporated herein by reference in the registration statement as of their respective dates of filing and shall be deemed to be a part hereof:
a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on April 1, 2010;

b)	The Company’s Current Report on Form 8-K, filed with the Commission on February 4, 2010;

c)	The Company’s Current Report on Form 8-K, filed with the Commission on May 5, 2010;

d)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 17, 2010;

e)	The Company’s Current Report on Form 8-K, filed with the Commission on June 15, 2010;

f)	The Company’s Current Report on Form 8-K, filed with the Commission on June 30, 2010;

g)	The Company’s Current Report on Form 8-K, filed with the Commission on July 7, 2010;

h)	The Company’s Amendment No. 1 to the Current Report on Form 8-K/A, filed with the Commission on July 13, 2010;

i)	All other reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of the filing of such documents; and

j)	The description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the SEC on May 5, 1995 under Section 12 of the Exchange Act, including any amendments or reports filed for the purposes of updating the description of the common stock.
Any statement contained herein, in an amendment hereto, or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or deemed to be incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable; the class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Directors and Officers.
Under Section 145 of the Delaware General Corporation Law (the “DGCL”) a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Section 145 also provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
Notwithstanding the instances outlined above where a corporation may indemnify its current and former directors and officers, a corporation may purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such. Correspondingly, the Registrant has purchased and maintains insurance on behalf of its directors and officers against any liability asserted against such directors and officers in their capacities as such.
The Registrant’s amended and restated bylaws provide that it shall indemnify, to the full extent permitted by law, any of its current or former directors or officers and that it may indemnify, to the full extent permitted by law, any of its current or former employees or agents against any claim, liability or expense incurred as a result of such service, or as a result of any other service on the Registrant’s behalf, or service at its request as a director, officer, employee member of agent of another corporation, partnership, joint venture, trust or other enterprise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers or controlling persons pursuant to such provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.

Exhibit No.	Description
4.1	Digital Angel Corporation 2003 Flexible Stock Plan, as Amended

4.2	Restricted Stock Award Agreement, dated January 25, 2008, between Applied Digital Solutions, Inc. and John Block

4.3	Restricted Stock Award Agreement, dated January 25, 2008, between Applied Digital Solutions, Inc. and Michael Zarriello

5.1	Opinion of Winthrop & Weinstine, P.A.

23.1	Consent of Eisner LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)
Item 9. Undertakings.
a)	The undersigned Registrant hereby undertakes:
1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.	to include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
iii.	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;
Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Saint Paul, State of Minnesota, on July 20, 2010.

DIGITAL ANGEL CORPORATION
By:	/s/ Joseph J. Grillo
Joseph J. Grillo
President and Chief Executive Officer

POWER OF ATTORNEY
The undersigned constitutes and appoints Joseph J. Grillo and Jason G. Prescott as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign the Digital Angel Corporation Registration Statement on Form S-8 with respect to the common stock to be issued under the plans described herein and any and all amendments thereto (including post-effective amendments) or certificates that may be required in connection with such registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary or advisable in connection therewith, as fully to all intents and purposes as he or she might or could in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and each or either of them or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph J. Grillo	Chief Executive Officer,President and
(Joseph J. Grillo)	Director (Principal Executive Officer)	July 20, 2010

/s/ Jason G. Prescott	Chief Financial Officer	July 20, 2010
(Jason G. Prescott)

/s/ Daniel E. Penni	Chairman of the Board of Directors	July 20, 2010
(Daniel E. Penni)

/s/ John R. Block	Director	July 20, 2010
(John R. Block)

/s/ Dennis G. Rawan	Director	July 20, 2010
(Dennis G. Rawan)

/s/ Michael S. Zarriello	Director	July 20, 2010
(Michael S. Zarriello)

EXHIBIT INDEX

Exhibit No.	Description
4.1	Digital Angel Corporation 2003 Flexible Stock Plan, as Amended

4.2	Restricted Stock Award Agreement, dated January 25, 2008, between Applied Digital Solutions, Inc. and John Block

4.3	Restricted Stock Award Agreement, dated January 25, 2008, between Applied Digital Solutions, Inc. and Michael Zarriello

5.1	Opinion of Winthrop & Weinstine, P.A.

23.1	Consent of Eisner LLP

23.2	Consent of Winthrop & Weinstine, P.A. (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page)